Exhibit 10.24

Francesca’s Holdings Corporation

3480 West 12th Street

Houston, TX 77008

February 26, 2010

Mr. Richard J. Emmett

[Address on file]

Re: Amendment to Letter Agreement.

Dear Rich,

Reference is made to that certain letter agreement by and between you and Francesca’s Holdings Corporation, a Delaware corporation (“Holdings”) (together with its wholly-owned subsidiary, Francesca’s Collections, Inc. collectively, the “Company”) dated November 12, 2009 (the “November Agreement”). The purpose of this letter is to confirm our mutual understanding regarding the amendment to your November Agreement, as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the November Agreement.

1.	Equity Award Adjustment. As of the date hereof, you agree that the paragraph entitled “Compensation and Benefits” shall be amended and restated in its entirety to read as follows:

“Compensation and Benefits. The effective date of your election is November 15, 2009. You will receive $40,000 per annum (prorated for partial year of service) as compensation for your services, payable on the last day of the end of each calendar quarter. No later than thirty (30) days following the closing of the transactions contemplated in (i) that certain Stock Purchase Agreement, dated as of February 26, 2010, by and among CCMP Capital Investors II, L.P., a Delaware limited partnership and CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership, and Holdings and certain other holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) that certain Stock Purchase Agreement, dated as of February 26, 2010 by and among CCMP, Bear Growth Capital Partners, LP and BGCP/Francesca’s Holdings, LP, Holdings will grant you an option (the “Equity Incentive”) to acquire up to 100 issued and outstanding shares of Common Stock, which will be pursuant to either the Company’s 2007 Stock Incentive Plan or a new equity incentive plan, as determined in the discretion of the Company’s board of directors, and subject to the terms and conditions of a written stock option agreement in a form used by the Company to evidence its stock option grants. The Equity Incentive shall be subject to vesting as determined by the Company’s board of directors and set forth in the written stock option agreement. The per-share price of the Equity Incentive shall be the fair market value of a share of

Common Stock on the date of grant, as reasonably determined by the Company’s board of directors. You will be reimbursed for all out-of-pocket expenses approved by the Boards in connection with your services. You will be eligible to receive a 50% discount for any purchases of Francesca’s® Collections merchandise.”

2. No Breach of November Agreement. You hereby agree that the Company’s failure to grant you an option in accordance with the terms of the November Agreement shall not be a breach of the November Agreement and that the grant of the Equity Incentive contemplated by Section 1 hereof fully satisfies the Company’s obligation to grant you an option in accordance with the terms of the November Agreement.

3. Effect on November Agreement; Entire Agreement; Amendments. Except as expressly amended hereby, the November Agreement remains in full force and effect. The November Agreement and this letter agreement constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This letter agreement may only be amended in a writing signed by each of the parties hereto. For the avoidance of doubt, the Confidentiality and Nondisclosure Agreement by and between you and the Company, dated November 12, 2009, remains in full force and effect.

* * * * *

Sincerely,

Francesca’s Holdings Corporation

By:	/s/ John De Meritt
John De Meritt
President/CEO

AGREED AND ACCEPTED:

By:	/s/ Richard J. Emmett
Richard J. Emmett

Date: 2/25/10

Emmett Amendment to Letter Agreement